As filed with the Securities and Exchange Commission on March 1, 2011

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1743282
(State or other jurisdiction of incorporation)	(I.R.S. employer identification number)

1818 Market Street, Suite 1500 Philadelphia, PA	19103-7583
(Address of principal executive offices)	(Zip Code)

SUNOCO, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN III

(Full title of the plan)

John J. DiRocco

Assistant General Counsel

Sunoco, Inc.

1735 Market Street, Suite LL

Philadelphia, PA 19103

(Name and address of agent for service)

(215) 977-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, Par Value $1 per share of Sunoco, Inc. (1)	3,500,000 (1)	$41.82 (2)	$146,370,000 (3)	$16,993.56

Notes:

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Such interests include the rights of plan participants under stock option agreements and share unit agreements.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices per share of Sunoco, Inc. Common Stock on February 25, 2011, as published in the New York Stock Exchange Composite Transactions quotations.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, computed with respect to the maximum number of shares of Sunoco, Inc. Common Stock issuable under the employee benefit plan covered by this registration statement. Since the offering price is not known, the fee will be computed upon the basis of the price of securities of the same class, as determined in Rule 457(c).

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is being filed by Sunoco, Inc., (hereafter the “Corporation” or the “Registrant”) to register 3,500,000 shares of the Corporation’s common stock, par value $1.00 per share (“Common Stock”) that may be issued from time to time pursuant to the Sunoco, Inc. Long-Term Performance Enhancement Plan III (“Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this registration statement (the “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents which have been filed by the Corporation (File No. 1-6841) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by this reference, and shall be deemed to be a part of this Registration Statement:

(a)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010; and

(b)	The description of the Corporation’s Common Stock, contained in the Corporation’s registration statement on Form 8-B, filed with the Commission on January 14, 1972, under the Securities Exchange Act of 1934, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission, except as to any portion of any Current Report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

The Common Stock to be offered is registered under Section 12 of the Exchange Act. Therefore, a description of the common stock required by Item 202 of Regulation S-K is not required. The interests under the plan need not be described pursuant to this item.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the interests and securities being registered hereby will be passed upon by John J. DiRocco, Esq., Assistant General Counsel of the Corporation. Mr. DiRocco is paid a salary by the Corporation, is a participant, on the same basis as other similarly eligible employees, in various benefit plans offered by the Corporation to its employees generally, and beneficially owns, or has rights to acquire, less than one percent of the Corporation’s outstanding Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Pennsylvania Business Corporation Law variously empowers or requires the Corporation under specified circumstances, to indemnify officers, directors and other persons against expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person is a party or is threatened to be made a party.

The Pennsylvania Business Corporation Law (“PaBCL”) provides, in general, that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of, or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, employee benefit plan or other enterprise, against express (including attorneys’ fees), judgments, fines and amounts paid in settlement actually reasonably incurred by him or her in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness. The PaBCL permits similar indemnification in the case of actions by or in the right of the corporation. The PaBCL also provides that the indemnification permitted or required by the law is not exclusive of any other rights to which a person seeking indemnification may be entitled, provided that indemnification may not be made in any case where the act is determined by a court to have constituted willful misconduct or recklessness. The PaBCL also provides that a corporation may pay expenses (including attorneys’ fees) incurred by a party in an action subject to indemnification in advance of the final disposition of the action upon receipt of an undertaking by the party on whose behalf such expenses are paid to repay all amounts to the corporation in the event it is ultimately determined that the party is not entitled to be indemnified. The PaBCL further provides that the corporation has the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his status as such.

Article VII of the Corporation’s Bylaws provides for indemnification, requiring that the Corporation pay on behalf of its directors and officers, to the extent permitted by Pennsylvania law, all expenses (including attorneys’ fees and disbursements) incurred by such person in the defense or settlement of, or appearance as a witness in, any civil, criminal, administrative or arbitrative proceeding pending, threatened or completed against such person by reason of being or having been such Indemnified Person, and shall indemnify such person against amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties in connection with any such proceeding, including any proceeding by or in the right of the Corporation, except where such indemnification is expressly prohibited by applicable law or where the acts or failures to act of the Indemnified Person constitute willful misconduct, self-dealing or recklessness. Expenses incurred by an indemnified person in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The Bylaws also authorize, but not require, the Corporation to enter into agreements for indemnification. The Corporation has entered into indemnification agreements with each director, and certain executive officers and other management personnel of the Corporation. One of the purposes of the indemnification agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder may receive indemnification. The Corporation has also purchased liability insurance for its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The following exhibits are either filed herewith or incorporated by reference to documents previously filed as indicated below:

Exhibits:

5	Opinion of John J. DiRocco, Esq., Assistant General Counsel of Sunoco, Inc. (relating to legality of the securities and other interests being registered).

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of John J. DiRocco, Esq. (included in Exhibit 5).

24	Power of Attorney executed by certain officers and directors of Sunoco, Inc.

99	Sunoco, Inc. Long-Term Performance Enhancement Plan III, effective as of May 6, 2010 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed May 11, 2010, File No. 1-6841).

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on March 1, 2011.

SUNOCO, INC.

By:	/s/ Brian P. MacDonald
Brian P. MacDonald*
Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on March 1, 2011.

Signatures	Title

*	Director
Chris C. Casciato

*	Director
Gary W. Edwards

*	Chairman, Chief Executive Officer and President (Principal Executive Officer)
Lynn L. Elsenhans

*	Director
Ursula O. Fairbairn

*	Director
Rosemarie B. Greco

*	Director
John P. Jones, III

*	Director
James G. Kaiser

*	Comptroller (Principal Accounting Officer)
Joseph P. Krott

/s/ Brian P. MacDonald	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Brian P. MacDonald *

*	Director
John W. Rowe

*	Director
John K. Wulff

*	Brian P. MacDonald, Senior Vice President and Chief Financial Officer, by signing his name hereto, signs this Registration Statement individually, on behalf of the Registrant and as attorney-in-fact for each of the other persons indicated by asterisk above, pursuant to a power of attorney duly executed by such persons and filed with the Commission herewith.

EXHIBIT INDEX

Exhibit No.	Exhibit

5	Opinion of John J. DiRocco, Esq., Assistant General Counsel of Sunoco, Inc. (relating to legality of the securities and other interests being registered).

23.1	Consent of Independent Public Accounting Firm

23.2	Consent of John J. DiRocco, Esq. (included in Exhibit 5).

24	Power of Attorney executed by certain officers and directors of Sunoco, Inc.

99	Sunoco, Inc. Long-Term Performance Enhancement Plan III, effective as of May 6, 2010 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed May 11, 2010, File No. 1-6841).